EXHIBIT 10.30
Agreement And Plan Of Merger
by and among
Advanced Technology Materials, Inc.,
ATMI Acquisition Corp.,
LevTech, Inc.
and
Certain Stockholders
of
LevTech, Inc.
Dated as of January 4, 2008

i

ii

EXHIBITS
Exhibit A	Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation

Exhibit B	Form of Escrow Agreement to be executed and delivered by ATMI, the Company and the Stockholder Representative

i

AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 4, 2008 by and among ATMI Acquisition Corp., a Delaware corporation (“ATMI Sub”), Advanced Technology Materials, Inc., a Delaware corporation (“ATMI”), LevTech, Inc., a Delaware corporation (the “Company”) and certain stockholders of the Company that are signatories hereof as indicated on the signature page(s) hereto (each a “Designated Stockholder” and collectively, the “Designated Stockholders”). ATMI Sub, ATMI, the Company and the Designated Stockholders are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.
RECITALS
     A. The Parties desire to enter into this Agreement for the purpose of setting forth certain representations, warranties and covenants made as inducements to the execution and delivery of this Agreement, and the consummation of the merger of ATMI Sub with and into the Company in accordance with the Delaware General Corporation Law (the “DGCL”) and the terms of this Agreement, pursuant to which the Company will be the surviving corporation (the “Merger”).
     B. The respective Boards of Directors of the Company, ATMI and ATMI Sub (i) have determined that it is advisable and in the best interests of their respective corporations and their stockholders to enter into this Agreement, (ii) have approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) have adopted resolutions declaring the Merger advisable. The Company Stockholders (as defined below), and ATMI as the sole stockholder of ATMI Sub, have duly adopted this Agreement.
     C. The Parties intend that the Merger be treated for income tax purposes as if ATMI purchased all of the issued and outstanding shares of common stock and preferred stock of the Company (the “Company Stock”) from the holders thereof (the “Company Stockholders”) in exchange for the Aggregate Merger Consideration.
     D. In connection with and as a condition to ATMI and ATMI Sub executing this Agreement and the consummation of the Merger, certain stockholders of the Company are entering into Nonsolicitation and Noncompetition Agreements of even date herewith with the surviving corporation, Mr. Alexandre Terentiev is entering into a First Amendment Agreement of even date herewith with the surviving corporation, and certain employees of the Company are entering into Amended and Restated Employment Agreements of even date herewith with the surviving corporation.
     NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants, agreements, representations and warranties contained herein and delivered in connection with the execution hereof and closing of the Merger, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

AGREEMENT
ARTICLE 1
MERGER
     1.1 The Merger.
          Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), ATMI Sub shall be merged with and into Company at the Effective Time. Following the Effective Time, Company shall continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of ATMI Sub shall terminate.
     1.2 Closing.
          Subject to the satisfaction and/or waiver of the conditions set forth herein, the closing of the transactions contemplated by this Agreement (the “Closing”) shall occur at 11:00 a.m. at the offices of Foley & Lardner LLP, 500 Woodward Avenue, Suite 2700, Detroit, Michigan 48226, on the date hereof.
     1.3 Effective Time.
          At the Closing, the Company and ATMI Sub shall (a) file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is consistent with the terms of this Agreement and as is required by, and executed in accordance with, the relevant provisions of the DGCL and (b) make all other filings or recordings required by the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (the date and time that the Merger becomes effective is referred to as the “Effective Time”).
     1.4 Effects of the Merger.
          At and after the Effective Time, the Merger shall have the effects set forth in the DGCL.
     1.5 Certificate of Incorporation.
          At the Effective Time, the Amended and Restated Certificate of Incorporation attached hereto as Exhibit A shall become the Amended and Restated Certificate of Incorporation of the Surviving Corporation.
     1.6 Bylaws.
          At the Effective Time, the Bylaws of ATMI Sub shall remain the Bylaws of the Surviving Corporation.

     1.7 Officers and Directors.
          The officers of ATMI Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, and they shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The directors of ATMI Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and they shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
     1.8 Effect on Capital Stock.
          At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Securities or any shares of common stock of ATMI Sub:
     (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.8(b) and Appraisal Shares as provided in Section 1.21) shall be converted into the right to receive an amount in cash, without interest, equal to $0.894488458 (the “Common Stock Merger Consideration”), less the twenty-two and four hundred and eighty-four thousandths percent (22.484%) of the Common Stock Merger Consideration payable to the Escrow Agent pursuant to Section 1.11. All such shares of Company Common Stock shall cease to be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of a certificate that, immediately prior to the Effective Time, represented any shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except as otherwise expressly provided in this Agreement or by applicable Law.
     (b) Each share of Company Common Stock that is owned directly or indirectly by Company at the Effective Time shall be automatically canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
     (c) Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Appraisal Shares as provided in Section 1.21) shall be converted into the right to receive an amount in cash, without interest, equal to $0.894488458 (the “Series A Merger Consideration”), less the twenty-two and four hundred and eighty-four thousandths percent (22.484%) of the Series A Merger Consideration payable to the Escrow Agent pursuant to Section 1.11. All such shares of Company Series A Preferred Stock shall cease to be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of a certificate that, immediately prior to the Effective Time, represented any shares of Company Series A Preferred Stock shall thereafter cease to have any rights with respect to such             shares of Company Series A Preferred Stock, except as otherwise expressly provided in this Agreement or by applicable Law.
     (d) Each share of common stock, par value $0.001 per share, of ATMI Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.
     1.9 Company Stock Options and Company Warrants.
          Not later than immediately prior to the Effective Time, Company shall cause the Board of Directors of Company to adopt all resolutions, take all actions and obtain all consents necessary to provide that:
     (a) all warrants to acquire shares of Company Common Stock heretofore issued by the Company (“Company Warrants”) shall cease to represent, as of the Effective Time, a right to acquire shares of Company Common Stock and shall be converted in settlement and cancellation thereof, into the right to receive, at the Effective Time, a lump sum cash payment by the Surviving Corporation (the “Warrant Payment”) of an amount equal to (i) the excess, if any, of (A) the per share Common Stock Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such Company Warrant, multiplied by (ii) the number of shares of Company Common Stock for which such Company Warrant shall not heretofore have been exercised, less the twenty-two and four hundred and eighty-four thousandths percent (22.484%) of the Warrant Payment payable to the Escrow Agent pursuant to Section 1.11;
     (b) all outstanding options to acquire shares of Company Common Stock from Company (“Company Stock Options”) heretofore granted under the Company Stock Plan, whether or not then exercisable or vested, shall cease to represent, as of the Effective Time, a right to acquire shares of Company Common Stock and shall be converted, in settlement and cancellation thereof, into the right to receive, at the Effective Time, a lump sum cash payment by the Surviving Corporation (the “Option Payment”) of an amount equal to (i) the excess, if any, of (A) the per share Common Stock Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised, less the twenty-two and four hundred and eighty-four thousandths percent (22.484%) of the Warrant Payment payable to the Escrow Agent pursuant to Section 1.11;
     (c) the Company Stock Plan shall terminate, and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest with respect to the capital stock or other equity interests of Company shall be canceled, effective as of the Effective Time, without any liability on the part of Company (except as otherwise expressly provided in this Agreement); and
     (d) no Person shall have any right under the Company Stock Plan or under any other plan, program, agreement or arrangement with respect to equity interests of Company (except as otherwise expressly provided in this Agreement) at and after the Effective Time.

          Reasonably promptly after the Effective Time, the Surviving Corporation shall pay the holders of Company Warrants and Company Stock Options the cash payments specified in this Section 1.9. No interest shall be paid or accrue on such cash payments. Company shall cooperate with ATMI, and keep ATMI fully informed, with respect to all resolutions, actions, amendments and consents that Company intends to adopt, take and obtain in connection with the matters described in this Section 1.9. Without limitation, Company shall provide ATMI with a reasonable opportunity to review and comment on all such resolutions and consents.
     1.10 Certain Adjustments.
          If, between the date of this Agreement and the Effective Time, (a) the outstanding shares of Company Common Stock or Company Series A Preferred Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, (b) a stock dividend or dividend payable in any other securities of Company shall be declared with a record date within such period, (c) any other securities of Company shall be declared with a record date within such period or (d) any similar event shall have occurred, then the Common Stock Merger Consideration and Series A Merger Consideration, as applicable, shall be appropriately adjusted to provide the holders of shares of Company Common Stock (and Company Stock Options and Company Warrants) and Company Series A Preferred Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event.
     1.11 Escrow Agreement.
          Simultaneously with the Merger and at the Effective Time, (i) a portion of the consideration representing in the aggregate twenty-two and four hundred and eighty-four thousandths percent (22.484%) of the Aggregate Merger Consideration, and (ii) a portion of the cash payments payable to holders of Company Warrants and to holders of Company Options pursuant to Sections 1.9(a) and 1.9(b), respectively (the “Warrant and Option Payments”), representing in the aggregate twenty-two and four hundred and eighty-four thousandths percent (22.484%) of the aggregate of all Warrant Payments and of all Option Payments (the sum of all of these amounts, plus the interest that may accrue from time to time thereon, is collectively, the “Escrow Amount”) will be delivered to the Escrow Agent (as such term is defined in the Escrow Agreement attached hereto as Exhibit B (the “Escrow Agreement”). Such cash amount shall constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth in the Escrow Agreement. The portion of the Escrow Fund contributed on behalf of each Company Stockholder shall be in proportion to the portion of the Aggregate Merger Consideration to which such Company Stockholder would otherwise be entitled under Section 1.8. The portion of the Escrow Fund contributed on behalf of each holder of Company Warrants and on behalf of each holder of Company Options shall be in proportion to the portion of the aggregate Warrant and Option Payments to which such holder would otherwise have been entitled under Section 1.9. The Escrow Fund shall terminate as of 5:00 pm, New York City time, on March 31, 2009 (the “Escrow Period”), except as otherwise provided in Article 10 hereof. The provisions of the Escrow Agreement shall govern in the event of any conflict between the Escrow Agreement and this Agreement. Notwithstanding anything to the contrary in this Agreement, no Company

Stockholder shall receive any cash held in escrow unless and until permitted under the terms of the Escrow Agreement.
     1.12 Paying Agent.
          As of the Effective Time, ATMI shall designate, and enter into an agreement with, such bank or trust company reasonably acceptable to Company to act as paying agent in the Merger (the “Paying Agent”), which agreement shall provide that ATMI shall deposit with the Paying Agent as of the Effective Time, for the benefit of the holders of shares of Company Common Stock and Company Series A Preferred Stock, cash sufficient to effect the payment of the Common Stock Merger Consideration and the Series A Merger Consideration to which all such holders are entitled pursuant to Section 1.8(a) and Section 1.8(c), respectively, and this Article 1 (such aggregate amount of cash is referred to herein as the “Aggregate Payable Merger Consideration”).
     1.13 Payment Procedures.
          Promptly after the Effective Time, ATMI shall cause to be mailed to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Stock and Company Series A Preferred Stock that were converted into the right to receive Common Stock Merger Consideration pursuant to Section 1.8(a) and Series A Merger Consideration pursuant to Section 1.8(c) (the “Certificates”) (a) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such a form and have such other provisions as ATMI may reasonably specify) and (b) instructions for use in effecting the surrender of the Certificates in exchange for the Common Stock Merger Consideration and Series A Merger Consideration, as applicable. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as ATMI may appoint, together with such letter of transmittal, duly executed and completed, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate shall be entitled to receive the Common Stock Merger Consideration in exchange for each share of Company Common Stock or the Series A Merger Consideration in exchange for each share of Company Series A Preferred Stock, as applicable, formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrue on the Common Stock Merger Consideration or Series A Merger Consideration. If any portion of the Common Stock Merger Consideration or Series A Merger Consideration is to be made to a Person other than the Person in whose name the applicable surrendered Certificate is registered, then it shall be a condition to the payment of such Common Stock Merger Consideration or Series A Merger Consideration that (i) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (ii) the Person requesting such payment shall have (A) paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or (B) established to the satisfaction of ATMI that any such Taxes either have been paid or are not payable.

     1.14 Undistributed Merger Consideration.
          Any portion of the funds made available to the Paying Agent pursuant to Section 1.12 that remains undistributed to holders of Certificates on the date that is eighteen (18) months after the Effective Time shall be delivered to ATMI or its designee, and any holders of Certificates who have not theretofore complied with this Article 1 shall thereafter look only to ATMI for the Common Stock Merger Consideration or Series A Merger Consideration to which such holders are entitled pursuant to Section 1.8(a) or Section 1.8(c), as applicable, and this Article 1. Any portion of the funds made available to the Paying Agent pursuant to Section 1.12 that remains unclaimed by holders of Certificates on the date that is five years after the Effective Time or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.
     1.15 No Liability.
          None of ATMI, ATMI Sub, Company, the Designated Stockholders, the Paying Agent, the Escrow Agent or their respective representatives shall be liable to any Person in respect of any Common Stock Merger Consideration or Series A Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
     1.16 Investment of Merger Consideration.
          The Paying Agent shall invest the funds made available to the Paying Agent pursuant to Section 1.12 as directed by ATMI on a daily basis; provided that no such gain or loss thereon shall affect the amounts payable to holders of Certificates pursuant to Section 1.8(a) or Section 1.8(c) and this Article 1. Any interest and other income resulting from such investments shall be the property of, and shall promptly be paid to, ATMI.
     1.17 Lost Certificates.
          If any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Common Stock Merger Consideration with respect to the shares of Company Common Stock or Series A Merger Consideration with respect to the shares of Company Series A Preferred Stock formerly represented thereby.
     1.18 Withholding Rights.
          To the extent the Surviving Corporation or ATMI is required or entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Company Series A Preferred Stock, Company Warrants or Company Options with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of any other Tax Law, the amounts so withheld and paid over to the appropriate Taxing Authority by the Surviving Corporation or ATMI, as the case may be, shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Series A Preferred Stock in respect of which such deduction and withholding was made by the Surviving Corporation or ATMI, as the case may be. The Surviving Corporation or ATMI, as applicable, shall pay to the appropriate Taxing Authority when due the amounts so withheld.
     1.19 Further Assurances.
          At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Company or ATMI Sub, all deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Company or ATMI Sub, all other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation all right, title and interest in, to and under all of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
     1.20 Stock Transfer Books.
          The stock transfer books of Company shall be closed immediately upon the Effective Time, and there shall be no further registration of transfers of shares of Company Common Stock or Company Series A Preferred Stock thereafter on the records of Company. At or after the Effective Time, any Certificates presented to the Paying Agent, ATMI or the Surviving Corporation for any reason shall, subject to compliance with the provisions of this Article 1 by the holder thereof, be converted into the right to receive the Common Stock Merger Consideration with respect to the shares of Company Common Stock or Series A Merger Consideration with respect to the shares of Company Series A Preferred Stock formerly represented thereby.
     1.21 Appraisal Shares.
          Notwithstanding anything to the contrary in this Agreement, but only to the extent required by the DGCL, shares of Company Common Stock and Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of or consented (in writing) to the Merger and who has demanded appraisal for such shares of Company Common Stock or Company Series A Preferred Stock in accordance with the DGCL (collectively, the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration, but shall be converted into the right to receive such cash consideration as determined to be due to such holder as provided in the DGCL. If, however, such holder withdraws his, her or its demand for appraisal or fails to perfect or otherwise loses his, her or its right of appraisal, in any case, pursuant to the DGCL, then such holder’s shares of Company Common Stock or Company Series A Preferred Stock, as applicable, shall be treated as having been converted as of the Effective Time into the right to receive the Common Stock Merger Consideration pursuant to Section 1.8(a) or Series A Merger Consideration pursuant to Section 1.8(c), respectively, without any interest thereon, upon surrender of the certificate or certificates representing such shares in accordance with the applicable terms of Article 1. Prior to the Closing, the Company shall provide ATMI with (a) prompt written notice of all demands for appraisal of shares of Company Common Stock or Company Series A Preferred Stock that are received by Company and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to all such demands. Company shall not, without the prior written consent of ATMI, make any payment with respect to, settle or offer to settle, or otherwise negotiate any such demands. After the Closing, the Surviving Corporation shall provide the Stockholder Representative (as defined in the Escrow Agreement) with prompt written notice of all demands for appraisal of shares of Company Common Stock or Company Series A Preferred Stock that are received by the Surviving Corporation. Any portion of the funds made available to the Paying Agent pursuant to Section 1.12 that is not distributed to holders of shares of Company Common Stock and Company Series A Preferred Stock pursuant to the other provisions of this Article 1 because such holders properly exercised and perfected their appraisal rights with respect to thereto in accordance with the DGCL may be paid to the holders of such Appraisal Shares upon written instructions from ATMI to the Paying Agent.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the Schedules delivered by the Company to ATMI simultaneously with the execution of this Agreement (the “Company Schedules”), which are hereby incorporated herein by reference, the Company hereby represents and warrants to ATMI and ATMI Sub, as of the date of this Agreement and as of the Closing, as follows:
     2.1 Organization, Good Standing and Qualification of the Company.
          The Company is a corporation organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the necessary corporate power and authority to carry on its business as presently conducted and to own and/or lease its assets. The Company is qualified to transact business as a foreign corporation in the Commonwealth of Kentucky. The Company is not transacting business in any other jurisdiction, except for those jurisdictions in which the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect on the Company.
     2.2 Power and Authority.
          The Company has all requisite corporate power and authority to enter into this Agreement and the related agreements, documents and instruments to which it is or will be a party (the “Related Agreements”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate or other organizational action on the part of the Company, and no other corporate or other organizational proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the Related Agreements by the Company.

     2.3 Binding Effect.
          This Agreement and each of the Related Agreements has been or will be duly executed and delivered by the Company, and constitutes or will constitute its legal, valid and binding obligation, enforceable in accordance with its terms; except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws relating to or limiting creditors’ rights generally, or by equitable principles relating to enforceability.
     2.4 No Violation; Consents.
          Neither the execution and delivery of this Agreement or any of the Related Agreements by the Company, nor the performance by it of its obligations hereunder or thereunder, will:
     (a) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of the Company;
     (b) (i) breach or otherwise constitute or give rise to a breach of or default under, (ii) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (iii) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (iv) result in the creation or imposition of any Lien upon the Company or any of its assets or properties under, any lease, contract, mortgage, indenture, license, permit, commitment or other obligation to or by which the Company is a party or is bound, except (1) as set forth on Schedule 2.4(b), and (2) to the extent any such breaches, defaults, rights, Liens or other matters set forth in sub-clauses (i)-(iv) above would not, individually or in the aggregate, have a Material Adverse Effect on the Company;
     (c) violate or breach any statute, ordinance, law, rule, regulation, judgment, order or decree of any court (including any tribunal or arbitrator) or other governmental or regulatory authority, agency or commission (each, a “Governmental or Regulatory Authority”) to which the Company is subject, except to the extent any such violations or breaches would not, individually or in the aggregate, have a Material Adverse Effect on the Company; or
     (d) require any consent, approval or authorization of, notice to, or filing, recording, registration or qualification with any Person or a Governmental or Regulatory Authority on the part of the Company, except (i) as set forth on Schedule 2.4(d) (such consents, approvals and other actions being hereinafter referred to as the “Required Consents”), and (ii) to the extent the failure to obtain any such Required Consents, would not, individually or in the aggregate, have a Material Adverse Effect on the Company.
     2.5 Capitalization.
     (a) The authorized capital stock of Company consists solely of 65,000,000 shares, of which 50,000,000 shares are designated $0.01 par value common stock and

15,000,000 shares are designated $0.01 par value preferred stock, of which 20,539,787 shares of common stock and 560,000 shares of preferred stock are issued and outstanding as of the date hereof. All outstanding shares of Company Stock have been duly authorized and are validly issued, fully paid and non-assessable. All of the outstanding shares of Company Stock are owned beneficially and of record as set forth on Schedule 2.5(a), free and clear of all Liens.
     (b) Other than the 4,911,500 shares of Company Common Stock reserved for issuance pursuant to outstanding Company Stock Options, the 9,082,498 shares of the Company Common Stock reserved for issuance pursuant to outstanding Company Warrants, and the 675,000 shares of Company Common Stock reserved for issuance pursuant to outstanding convertible promissory notes, there are no shares of Company Stock subject to issuance. Except as set forth on Schedule 2.5(b), there are no outstanding options, warrants, calls, rights, commitments or agreements obligating the Company to issue, deliver or sell any shares of the capital stock of Company, and there are no outstanding securities or other rights which are convertible or exchangeable into capital stock of or any other equity interest in the Company. The Company is not subject to any obligation to repurchase or otherwise acquire or retire or to register any shares of capital stock of the Company or any other equity interest in the Company.
     (c) Except as set forth in Schedule 2.5(c), the Company is not a party to any shareholder, voting or similar arrangement with respect to the Company Stock and has not granted a proxy or power of attorney with respect to the Company Stock to any person or entity.
     (d) The names and addresses of every Company Stockholder, every holder of Company Warrants and every holder of Company Stock Options is set forth on Schedule 2.5(d), as well as the number of shares of Company Common Stock, Company Series A Preferred Stock, Company Warrants and Company Stock Options owned by each such person as of the date hereof and, in the case of Company Warrants and Company Options, the exercise price thereof.
     2.6 No Subsidiaries; Directors and Officers; Books and Records.
     (a) The Company has no ownership interest in any partnership, joint venture, corporation, limited liability company or other entity.
     (b) The names of each director and officer of the Company holding office on the date hereof, and the position with the Company held by each such person, are listed on Schedule 2.6(b).
     (c) The corporate minute books and stock records of the Company which have been made available to ATMI prior to the execution of this Agreement contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders, the board of directors and committees of the board of directors of the Company. The stock transfer ledgers and other similar records of the Company which have been made available to ATMI prior to the execution of this Agreement accurately reflect all record transfers prior to the execution of this Agreement in the Company Capital Stock. The Company does not have any of its books and records recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company.
     2.7 Financial Statements.
     (a) Attached to Schedule 2.7(a) are copies of (i) the audited balance sheet, income statement and statement of cash flow of the Company (including the related notes and schedules) as of and for the years ended December 31, 2005 and 2004 (the “Audited Financial Statements”), together with a true and correct copy of the report on such audited information by Dulworth, Breeding & Karns, L.L.P., (ii) the unaudited balance sheet, income statement and statement of cash flow of the Company as of and for the year ended December 31, 2006, and (iii) the unaudited balance sheet, income statement and statement of cash flow of Company as of, and for the 10 months ended October 31, 2007 (the “Interim Financial Statements,” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP, and present fairly in all material respects the financial condition of the Company as of the dates indicated therein and the results of operations and cash flows of the Company for the periods covered thereby; provided that the Interim Financial Statements (I) lack footnotes and (II) are subject to normal year-end adjustments.
     (b) None of the Financial Statements or reports described or referred to in clauses (i) or (ii) of Section 2.7(a) contains, and all such documents taken together do not contain, an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made or are made, respectively, not misleading.
     2.8 Liabilities; Guaranties.
          The Company does not have any debt or liability which would be required by GAAP to be disclosed in a balance sheet of the Company, except for (a) liabilities reflected in the Financial Statements or the notes thereto, (b) liabilities not incurred in the Ordinary Course since the most recent date of the Interim Financial Statements which do not exceed, individually or in the aggregate, $50,000, (c) liabilities incurred in the Ordinary Course since the most recent date of the Interim Financial Statements, and (d) liabilities arising under this Agreement and the Related Agreements. Except as described in the preceding sentence or as set forth on Schedule 2.8, the Company does not have any obligations (absolute or contingent) to provide funds on behalf of, or to guarantee or assume any debt, liability or obligation of, any Person, or any other material liability or obligation (whether absolute, accrued, contingent, unliquidated or otherwise, whether or not known to the Company, whether due or to become due and regardless of when or by whom asserted).

     2.9 Personal Property and Assets.
          The Company has marketable title to all tangible personal property reflected on the Financial Statements and acquired by the Company after the date of the Financial Statements, other than property sold or otherwise disposed of in the Ordinary Course since the date of the Financial Statements, free and clear of all Liens, except for any Liens reflected on the Financial Statements or the notes thereto, Liens for current property taxes not yet due and payable, Liens imposed by law and incurred in the Ordinary Course for obligations not yet due to carriers, laborers, material men and the like, and Liens which would not, individually or in the aggregate, have a Material Adverse Effect on the Company (collectively, “Permitted Liens”). The Company has the right to use all of the leased tangible personal property used by the Company in the conduct of its business pursuant to valid and enforceable lease agreements, except to the extent the invalidity, ineffectiveness, unenforceability, illegality or nonbinding nature of any such lease agreements would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company is in possession of marketable title to or valid leasehold interests in or valid rights under contract to use, all tangible personal property used by the Company which is necessary to the conduct of its business as it is presently conducted. During the five (5) year period immediately preceding the date hereof, there has not been any material interruption of the Company’s business. All tangible personal property of the Company used in its business is, in all material respects, suitable for such use and in reasonably good operating condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable laws, regulations, rules and orders of any Governmental or Regulatory Authority.
     2.10 Real Property.
     (a) The Company does not own and has never owned any real property. Schedule 2.10(a) contains a true and correct list of (i) each parcel of real property leased by the Company, as lessee (the “Leased Real Property,” and (ii) each parcel of real property as to which the Company has rights of easement (the “Easements”).
     (b) Each of the leases with respect to the Leased Real Property (the “Property Leases”) is valid, in full force and effect, and enforceable in accordance with its terms and constitutes a legal and binding obligation of each party thereto, except to the extent the invalidity, ineffectiveness, unenforceability, illegality, or nonbinding nature of any such Property Leases would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has neither given nor received any notice of default, termination or partial termination, modification, acceleration or repudiation under any Property Lease, and there is no existing or continuing default by the Company or, to the Knowledge of the Company, any other party in the performance or payment of any obligation under any Property Lease, except to the extent any such defaults, terminations or partial terminations, modifications, accelerations or repudiations would not, individually or in the aggregate, have a Material Adverse Effect on the Company.
     (c) Except as set forth on Schedule 2.10(c), the Company is in possession of each parcel of Leased Property, together with all buildings, structures, facilities, fixtures and other improvements thereon. The Company has adequate rights of ingress and egress with respect to the Leased Property and all buildings, structures, facilities, fixtures and other improvements thereon, except to the extent any deficiencies in such rights would not, individually or in the aggregate, have a Material Adverse Effect on the Company. None of such Leased Property, Easements, buildings, structures, facilities, fixtures or other improvements, or the use thereof, contravenes or violates any building, zoning or land use law, except for such violations and contraventions as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Except as set forth on Schedule 2.10(c), the Leased Property and the Easements, and the Company’s rights and interests therein, comprise real estate rights that are necessary, in all material respects, for the Company to conduct its business as it is presently conducted.
     2.11 Intellectual Property.
     (a) The Company owns and possesses all right, title and interest in and to all of the Intellectual Property set forth on Schedule 2.11(a) and owns and possesses all right, title and interest in and to, or has a license to use pursuant to a written license agreement listed on Schedule 2.11(a), all other Intellectual Property that is used in the business of the Company as presently conducted (collectively, “Company Intellectual Property”).
     (b) Schedule 2.11(a) lists all of the following that are owned by or licensed to the Company: (i) patented or registered Intellectual Property and pending patent applications or applications for registrations of other Intellectual Property; (ii) trademarks, trademark applications, service marks, trade names, corporate names and Internet domain names; and (iii) registered copyrights and applications therefor.
     (c) The Company Intellectual Property is not subject to any Liens, except for Permitted Liens.
     (d) All issued patents, patent applications, trademarks, trademark applications, trade names and service marks of the Company have been duly registered and/or filed, as applicable, with or issued by each Governmental Authority in each jurisdiction set forth on Schedule 2.11(d), all necessary affidavits of continuing use have been filed, and all necessary maintenance fees have been paid to continue all such rights in effect.
     (e) The operation by the Company of its business has not, does not and will not, as currently conducted, infringe, violate or misappropriate any Intellectual Property of any other Person, to the Knowledge of the Company there are no facts that indicate a likelihood of the foregoing, and the Company has not received any written notice regarding any of the foregoing (including, without limitation, any offers to license any Intellectual Property from another Person) during the five (5) year period prior to the date hereof.
     (f) Except as set forth on Schedule 2.11(f), to the Knowledge of the Company, no Person is infringing upon or misappropriating any Company Intellectual Property.

     (g) Each former or current employee, agent, consultant and contractor who has contributed to or participated in the conception and development of Company Intellectual Property has assigned or otherwise transferred to the Company all ownership and other rights of any nature whatsoever of such person in any Company Intellectual Property.
     (h) The Company has taken all commercially reasonable actions to maintain and protect all Company Intellectual Property and its rights thereunder, and to the Knowledge of the Company, no material rights to Company Intellectual Property have been lost or are in jeopardy of being lost through failure to act by the Company.
     (i) Immediately subsequent to the Closing, the Company Intellectual Property will be owned by or available for use by the Surviving Corporation on terms and conditions identical to those under which the Company owned or used the Company Intellectual Property immediately prior to the Closing.
     (j) All of the registered or issued Company Intellectual Property and all unregistered trademarks, material unregistered service marks, trade names, corporate names and Internet domain names listed on Schedule 2.11(j) are valid and enforceable, and none of the Company Intellectual Property has been misused in a manner that would adversely impact is validity or enforceability.
     (k) Except as set forth on Schedule 2.11(k), no claim by any third party contesting the validity, enforceability, use or ownership of any Company Intellectual Property is pending nor, to the Knowledge of Company, are there grounds for any such claim.
     (l) Except as set forth on Schedule 2.11(l), none of the Trade Secrets of the Company has been published or disclosed by the Company or, to the Knowledge of the Company, by any other Person to any other person except pursuant to licenses or contracts requiring such other persons to keep such Trade Secrets confidential.
     (m) Except as set forth on Schedule 2.11(m), no person has any marketing and/or sale rights to Company Intellectual Property or to any products sold by the Company.
     (n) The Company has not assigned, sold or otherwise transferred ownership of any issued patent, patent application, trademark, trademark application, service mark, copyright or application therefore.
     2.12 No Material Adverse Change.
          Except as set forth on Schedule 2.12, or as otherwise contemplated by this Agreement, since October 31, 2007:
     (a) there has not occurred any change, event, circumstance or development which, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect on the Company;

     (b) the Company has conducted its business in the ordinary course consistent with past practice; and
     (c) there has not occurred any (i) (A) split, combination or reclassification of any of the Company’s capital stock (including the Company Capital Stock), or issuance or authorization for the issuance of any other securities in respect of, in lieu of or in substitution for, shares of the Company’s capital stock, (B) purchase, redemption or other acquisition of any such capital stock of the Company or any option with respect thereto, (ii) change in any material accounting principles applicable to the Company, (iii) incurrence by the Company of any indebtedness (other than inter-company payables and trade payables, in each case arising in the Ordinary Course) in excess of $25,000 in the aggregate, issuance or sale by the Company of any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee by the Company of any debt securities of another person or entity, “keep well” or other agreement on the part of the Company to maintain any financial statement condition of another Person or entity or any arrangement having the economic effect of any of the foregoing, (iv) loans, advances or capital contributions by the Company to, or investments by the Company in, any other Person, (v) sale, lease, license or other disposition of any of the assets of the Company having a fair market value in excess of $25,000 in the aggregate, (vi) acquisition by the Company of or agreement by the Company to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets having a fair market value in excess of $25,000 in the aggregate, except for purchases of equipment in the Ordinary Course, or (vii) (A) waiver by the Company of any claims or rights of substantial value or (B) waiver by the Company of any benefits of, or agreement by the Company to modify in any manner, any confidentiality, standstill or similar agreement to which the Company is a party with respect to the Company or its business.
     2.13 Litigation.
          Except as set forth on Schedule 2.13, there is no civil, criminal or administrative litigation, action, suit, arbitration, mediation, hearing or governmental investigation pending or, to the Knowledge of Company, threatened, by or against the Company which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth on Schedule 2.13, no judgment, award, order or decree has been rendered against the Company which is still outstanding and which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
     2.14 Tax Matters.
     (a) Except as set forth on Schedule 2.14(a), all Tax Returns required to be filed on or before the date hereof by or with respect to the Company have been properly prepared and timely filed (taking into account any extension of time to file), and all such Tax Returns (including information provided therewith or with respect thereto) are true, correct and complete, except for Tax Returns as to which the failure to so file or be true and complete has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company.
     (b) The Company has fully and timely paid all Taxes (whether or not shown to be due on the Tax Returns referred to in Section 2.14(a)), except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP and for Taxes as to which the failure to pay has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company. Except as set forth on Schedule 2.14(b) and without taking into account any transaction contemplated by this Agreement and the Related Agreements and based on activities to date, adequate reserves in accordance with GAAP have been established by the Company for all material Taxes not yet due and payable in respect of taxable periods ending on the date hereof.
     (c) All amounts of Tax required to be withheld by the Company has been or will be timely withheld and paid over to the appropriate Taxing Authority, except for Taxes as to which the failure to withhold has not had, and could not reasonably be expected to have, a Material Adverse Effect on the Company.
     (d) No deficiency for any amount of Tax has been asserted or assessed by any Taxing Authority in writing against the Company (or, to the Knowledge of Company, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or withdrawn or which are being contested in good faith and are Taxes for which the Company has set aside adequate reserves in accordance with GAAP. No audit or other proceeding by any Taxing Authority is pending or threatened in writing with respect to any Taxes due from or with respect to the Company. No claim has been made in writing by a Taxing Authority in a jurisdiction in which the Company does or does not file Tax Returns that the Company is or may be subject to taxation in that jurisdiction. The Company has not waived the statute of limitations with respect to any material amount of Taxes or agreed to an extension of time with respect to any material amount of Tax assessment or deficiency.
     (e) There are no Tax indemnification, allocation or sharing agreements (or similar agreements) under which the Company could be liable for the Tax liability of any other entity or person.
     (f) There are no Liens with respect to Taxes upon any of the assets or properties of the Company, except for Permitted Liens.
     (g) Except as disclosed in its Tax Returns, the Company has not received approval to make or agreed to a change in any accounting method or has any written application pending with any Taxing authority requesting permission for any such change. There are no requests for rulings or determinations in respect of any Taxes or Tax Returns pending between the Company and any Taxing Authority.

     (h) The Company is not a party to or bound by any active closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) or offer in compromise with any Taxing authority.
     (i) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.
     (j) The Company has not entered into a “listed transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder and that has not been disclosed in the relevant Tax Return of the Company.
     (k) The Company has not been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than the group the common parent of which is the Company) or has any liability for Taxes of any Person pursuant to Treasury Regulations Section 1.1502-6 or similar provision of state local or foreign law.
     (l) The Company has made available to ATMI true and correct copies of all federal income Tax Returns filed by the Company for each of the fiscal years ended December 31, 2004 and 2005.
     2.15 Environmental.
     (a) Except for any events, matters or occurrences contrary to the following representations that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company;
     (i) the Company is, and during the term of all applicable statutes of limitation has been, in compliance with applicable Environmental Law;
     (ii) the Company has all permits, licenses, approvals, and authorizations, and has filed all reports, registrations, applications and notices (“Environmental Authorizations”), required under Environmental Law for the operation of the Company’s business, is in compliance with the Environmental Authorizations, and has received no notice that any Environmental Authorization is subject to termination, modification or revocation;
     (iii) the Company has not received any notice from any Person regarding any actual or alleged Environmental Claims against, or violation of any Environmental Law by, the Company or against or by any other Person with respect to the Leased Property or Easements, or alleging that the Company has liability under any Environmental Law for any disposal or release of Hazardous Materials at any location;
     (iv) neither Company nor any other Person has disposed of, released, or arranged for the disposal of any Hazardous Materials on, at, under or from any of the Leased Property or Easements, and, to the Knowledge of Company, no other Person has done so;
     (v) there are no underground storage tanks owned, leased, used, operated or maintained by the Company (or any of its Affiliates) or, to the Knowledge of Company, otherwise located at any Leased Property or on any of the Easements;
     (vi) the Company is not a party to any contract or agreement pursuant to which the Company assumes any liability for any Environmental Claim (asserted or unasserted) against any other person or entity, or assumes any liability with respect to any Environmental Claim (asserted or unasserted) related to the Leased Property or Easements, or indemnifies any person or entity with respect to any Environmental Claim (asserted or unasserted) related to real property or interests therein not owned by the Company (other than, with respect to unasserted Environmental Claims, under general indemnification obligations of the Company that do not expressly address or relate to any Environmental Law, Hazardous Materials or environmental condition); and
     (vii) there are no polychlorinated biphenyls or asbestos-containing materials owned, leased, used, operated or maintained by the Company (or any of their Affiliates) or, to the Knowledge of the Company, otherwise located at any Leased Property or on any of the Easements that could result in any liability to the Company or ATMI under any Environmental Law or otherwise give rise to any Environmental Claim affecting the Company or ATMI.
     2.16 Brokers’ Fees.
          Except as set forth on Schedule 2.16, the Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or the Related Agreements for which the Company or ATMI could become liable or obligated.
     2.17 Benefit Plans.
     (a) The Company does not maintain any “Employee Benefit Plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including, without limitation, multiemployer plans within the meaning of ERISA Section 3(37)). Schedule 2.17(a) contains a true and complete list of each stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, retention and all other employee benefit plans, agreements, programs, policies or other arrangements maintained by the Company, whether or not subject to ERISA (including any funding mechanism therefor now in effect), oral or written, under which any of the Employees has any present or future right to benefits. All such plans, agreements, programs, policies and arrangements are collectively referred to herein as the “Company Plans.” Except as disclosed on Schedule 2.17(a), the Company has no express or implied commitment to (i)

create, incur liability with respect to, or cause to exist any “employee benefit plan” or (ii) to enter into any contract or agreement to provide compensation or benefits to any individual.
     (b) With respect to each Company Plan, the Company has delivered or made available to ATMI a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company to the Employees concerning the extent of the benefits provided under any Company Plan; and (iv) for the three most recent years (A) audited financial statements, (B) actuarial valuation reports and (C) attorney’s response to any auditor’s request for information.
     (c) Except as set forth on Schedule 2.17(c), the consummation of the transactions contemplated by this Agreement will not, under the terms of any Company Plan, result in the payment by the Company or any of ATMI or ATMI Sub to any Employee of any money or other property, or accelerate or provide any other rights or benefits to any Employee, whether or not such payment would constitute “a parachute payment” within the meaning of Code (as defined in Article 6) Section 280G.
     2.18 Employees.
          Except as set forth on Schedule 2.18, the Company is not bound by any express or implied contract or agreement to employ, directly or as a consultant or otherwise, any individual for any specified period of time or until any specific age. No Employee is represented by any labor organization. To the Knowledge of Company, there are no proposals by Employees for organizing activities or collective bargaining arrangements or any organized labor slowdown, work interruption or work stoppage by Employees. To the Knowledge of the Company, no key Employee and no group of Employees has any plans to terminate his or her employment with the Company (including upon consummation of the transactions contemplated hereby). The Company has complied with all applicable laws relating to the employment of labor, including, without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect. There are no material claims, actions, proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company with respect to or by any Employee or former employee of the Company. The Company has not experienced any strikes, collective bargaining disputes, material labor grievances or material unfair labor practices claims within the last five (5) years prior to the date hereof.
     2.19 Compliance With Laws and Orders.
          The Company, is not and has not since its organization been, or has received any notice that it is or has, since its organization been, in violation of any law or order of any Governmental or Regulatory Authority applicable to the Company or its business, except for such violations as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has not at any time since its organization received any written notice from any Governmental or Regulatory Authorities of any actual, alleged possible or potential obligations to undertake any material remedial action applicable to the Company or its business.
     2.20 Contracts.
     (a) Schedule 2.20(a) contains a true and complete list of all of the following agreements, leases, licenses, evidences of indebtedness, mortgages, security agreements or other contracts (whether written or oral) or other arrangements (true and complete copies (or, if none, reasonably complete and accurate written descriptions) which, together with all amendments and supplements thereto, have been delivered or made available to ATMI prior to the date hereof), to which the Company is a party or by which any of its assets or properties is bound (such agreements, leases, licenses, and other items required to be set forth on Schedule 2.20(a) being referred to herein as the “Contracts”) (with paragraph references corresponding to those set forth below):
     (i) all Contracts with customers or suppliers of the Company involving the sale or purchase of goods in excess of $25,000;
     (ii) (A) all Contracts (excluding Company Plans) providing for a commitment of employment or consultation services for a specified or unspecified term or otherwise relating to employment or the termination of employment, the name, position and rate of compensation of each person or entity party to such a Contract and the expiration date of each such Contract; and (B) any written or unwritten representations, commitments, promises, communications or courses of conduct (excluding Company Plans and any such Contracts referred to in clause (A)) involving an obligation of the Company to make payments in any year, other than with respect to salary or incentive compensation payments in the Ordinary Course, to any employee;
     (iii) all Contracts containing any provision or covenant prohibiting or materially restricting the ability of the Company to engage in any lawful business activity or compete with any person or entity;
     (iv) all Contracts providing for “exclusivity” or any similar requirement under which the Company is restricted, or which after the Closing would restrict ATMI or any of its subsidiaries, with respect to distribution, licensing, marketing, development or manufacture;
     (v) all Contracts relating to indebtedness (other than trade payables arising in the Ordinary Course) of the Company in excess of $10,000;
     (vi) all Contracts relating to (A) the future disposition or acquisition of any assets with a fair market value in excess of $10,000 in the aggregate, or (B) any merger or other business combination;

     (vii) all Contracts that require consent, approval or waiver of, or notice to, a Governmental Authority or other third party in the event of or with respect to the Merger, including in order to avoid termination of or loss of a material benefit under any such Contract;
     (viii) all Contracts containing any provisions (A) dealing with a “change of control” or similar event with respect to the Company, (B) prohibiting or imposing any restrictions on the assignment of all or any portion thereof by the Company to any other person, or (C) having the effect of providing that the consummation of any of the transactions contemplated by this Agreement or the Related Agreements will conflict with, result in a violation or breach of, or constitute a default under (with or without notice or lapse of time or both), such Contract or give rise under such Contract to any right of, or result in, a termination, right of first refusal, amendment, revocation, cancellation or acceleration, or loss of material benefit, or to any increased, guaranteed, accelerated or additional rights or entitlements of any person;
     (ix) all Contracts providing for payments of royalties or other license fees to third parties;
     (x) all Contracts granting a third party any express license to Intellectual Property that is not limited to the internal use of such third party;
     (xi) all Contracts pursuant to which the Company has been granted any license to Intellectual Property;
     (xii) all Contracts entered into in the last five (5) years in connection with the settlement or other resolution of any suit, claim, action, investigation or proceeding;
     (xiii) all collective bargaining or similar labor Contracts to which the Company is a party or by the terms of which it is bound;
     (xiv) all Contracts that (A) limit or contain restrictions on the ability of the Company to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur indebtedness, to incur or suffer to exist any lien, to purchase or sell any assets, or to engage in any business combination or merger or (B) require the Company to maintain specified financial ratios or levels of net worth or other indicia of financial condition;
     (xv) all Contracts between the Company, on the one hand, and any shareholder, officer, director or Affiliate or the Company, on the other hand; and
     (xvi) all other Contracts (other than Company Plans and insurance policies) that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to Company of more than $10,000 annually and (B)

cannot be terminated within thirty (30) days after giving notice of termination without resulting in any material cost or penalty to the Company.
     (b) Each Contract required to be disclosed on Schedule 2.20(a) is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto, except to the extent the illegality, invalidity, unenforceability or non-binding nature of any such Contracts would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company is not, and, to the Knowledge of Company, no other party to such Contract is, or has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract), except to the extent any such violations, breaches or defaults would not, individually or in the aggregate, have a Material Adverse Effect on the Company.
     2.21 Licenses.
          Except as disclosed on Schedule 2.21:
     (a) The Company holds all licenses, permits, certificates of authority, authorizations, approvals, registrations and similar consents granted or issued by any Governmental or Regulatory Authority (“Licenses”) that are necessary for the Company to own and operate its business as it is presently conducted, except for Licenses the absence of which would not, individually or in the aggregate have a Material Adverse Effect on the Company;
     (b) Each License held by the Company is valid, binding and in full force and effect, except for Licenses the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company;
     (c) The Company is not, and has not received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any such License, except to the extent any such defaults would not, individually or in the aggregate, have a Material Adverse Effect on the Company; and
     (d) As of the Closing, the Company has, or shall have caused to be, assigned or transferred to the Company, or shall have otherwise made available for use by the Company after the Closing at no additional cost and subject to no additional terms, the software programs and licenses used in its business.
     2.22 Insurance.
          Schedule 2.22 contains a true and complete list of all liability, property, workers’ compensation, directors’ and officers’ liability and other insurance policies currently in effect that insure the business or the operations of the Company or affect or relate to the ownership, use or operation of any of the assets used in the business of the Company and that (i) have been issued to the Company or (ii) have been issued to any person or entity for the benefit of the Company (the “Company Insurance Policies”). Each policy listed in Schedule 2.22 is valid and binding and in full force and effect, no premiums due thereunder have not been paid (to the extent any such non-payment would entitle the insurer to terminate such policy) and neither the Company nor the person or entity to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder (to the extent any such default would entitle the insurer to terminate such policy). Neither the Company nor the person or entity to whom such policy has been issued has received notice that any insurer under any policy referred to in this section is denying liability with respect to a claim thereunder related to the business or the operations of the Company or the ownership, use or operation of any of the assets used in the Company’s business.
     2.23 Affiliate Transactions.
          Except as set forth on Schedule 2.23, there are no intercompany liabilities, indebtedness or obligations between the Company, on the one hand, and any officer, director or Affiliate of the Company, on the other hand, (b) the Company does not provide or cause to be provided any assets, services or facilities to any such officer, director or Affiliate and (c) the Company does not beneficially own, directly or indirectly, any debentures, notes and other evidences of indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets issued by any such officer, director or Affiliate.
     2.24 Solvency.
          Immediately prior to the closing of the transactions contemplated by this Agreement, the Company (a) is and will be able to pay its liabilities, including contingent liabilities, as they become absolute and mature, and (b) will have assets which, at a fair valuation, will exceed its debts (including contingent liabilities).
     2.25 Closing Indebtedness/Liabilities.
          Except as disclosed on Schedule 2.25, at the Effective Time the Company will not have any debt or other liabilities that would be required to be included on a balance sheet of the Company as of such time prepared in accordance with GAAP (as applied by the Company in the preparation of the balance sheet included in the Interim Financial Statements).
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF ATMI AND ATMI SUB
     ATMI and ATMI Sub, jointly and severally, make the following representations and warranties to the Company and the Designated Stockholders, subject to the exceptions set forth in the Disclosure Schedule.
     3.1 Organization.
          Each of ATMI and ATMI Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

     3.2 Corporate Power.
          ATMI and ATMI Sub each has all requisite power and authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted. ATMI and ATMI Sub each have all requisite power and authority to enter into this Agreement and the other documents and instruments to be executed and delivered by it pursuant hereto, to perform its obligations hereunder, and to carry out the transactions contemplated hereby and thereby, except where the failure to have such power or authority, individually or collectively, could not prevent, delay or impair the ability of ATMI or ATMI Sub to consummate the Merger and other transactions contemplated by this Agreement.
     3.3 Authority.
          The execution, delivery and performance of this Agreement and the other documents and instruments to be executed and delivered by ATMI and ATMI Sub pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary parties. No other or further act or proceeding on the part of ATMI or ATMI Sub is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by ATMI and ATMI Sub pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by ATMI and ATMI Sub pursuant hereto will constitute, legal, valid and binding agreements of each, enforceable against each of ATMI and ATMI Sub in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
     3.4 No Violation.
          Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by ATMI or ATMI Sub pursuant hereto, nor the consummation by ATMI Sub and ATMI of the transactions contemplated hereby and thereby (a) will violate any applicable Laws, (b) will require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority, or (c) with or without notice, lapse of time or both, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, any term or provision of the Organizational Documents of ATMI or ATMI Sub or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which ATMI or ATMI Sub is a party or by which ATMI or ATMI Sub or any of its assets or properties may be bound or affected, except, in the case of clause (c), for such violations, conflicts, or breaches that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ATMI or ATMI Sub.
     3.5 Litigation.
          As of the date of this Agreement, there is no civil, criminal or administrative, litigation, action, suit, arbitration, mediation, hearing or governmental investigation pending or,

to the Knowledge of ATMI, threatened against ATMI or ATMI Sub that seeks to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of ATMI and ATMI Sub to consummate the Merger and the other transactions contemplated by this Agreement.
     3.6 Available Funds.
          ATMI has available to it, or as of the Effective Time will have available to it, all funds necessary to satisfy all of its payment obligations under Article 1 of this Agreement.
     3.7 Operation of ATMI Sub.
          ATMI Sub has not conducted any business prior to the date of this Agreement and has, and prior to the Effective Time shall have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement. All of the issued and outstanding stock of ATMI Sub is, and at the Effective Time will be, owned by ATMI.
ARTICLE 4
INDEMNIFICATION
     4.1 Survival of Representations and Warranties.
          All representations and warranties under this Agreement shall survive the Closing through and including 5:00 pm New York City time on March 31, 2009, at which date such representations and warranties shall terminate; provided, however, that the representations and warranties set forth in Sections 2.3, 2.4 and 2.5 (collectively, the “Specified Representations”) shall survive until the expiration of all applicable statutes of limitations. All covenants of ATMI or the Company that are required by their terms to be performed prior to the Closing shall terminate as of the Closing.
     4.2 Indemnification Obligations.
     (a) Indemnification by Company Stockholders and Holders of Company Warrants and Company Stock Options. From and after the Closing, the Company Stockholders, the holders of Company Warrants and the holders of Company Stock Options (collectively, the “Company Indemnitors”) shall, severally and not jointly, indemnify and hold harmless the Surviving Corporation and its Affiliates, officers, directors and employees (collectively, the “ATMI Indemnified Parties”), and shall reimburse the ATMI Indemnified Parties for any Damages resulting from (i) any breach of a representation or warranty made by the Company in Article 2, (ii) any breach or default in the performance by the Company of any covenant or agreement contained herein and (iii) any Company Stockholder properly exercising and perfecting their appraisal rights in accordance with the DGCL with respect to such Company Stockholder’s Company Common Stock or Company Series A Preferred Stock.

     (b) Indemnification by the Surviving Corporation. From and after the Closing, the Surviving Corporation shall indemnify and hold harmless the Company Stockholders and their Affiliates, officers, directors and employees (collectively, the “Company Indemnified Parties”), and shall reimburse the Company Indemnified Parties for any Damages resulting from (i) any breach of representation or warranty made by ATMI in Article 3, and (ii) any breach or default in the performance by ATMI of any covenant or agreement of ATMI contained herein.
     (c) Limitations on Liability.
     (i) The indemnification obligations of the Company Indemnitors to ATMI Indemnified Parties shall be limited as follows: (A) the Company Indemnitors shall only be liable for Damages pursuant to Section 4.2(a), other than breaches of the Specified Representations, if such aggregate amount of all such Damages exceeds $100,000, after which point the Company Indemnitors will be obligated to indemnify the ATMI Indemnified Parties from and including the first dollar; provided, however that indemnification obligations arising from breaches of Section 2.25 shall not be subject to this limitation; and (B) the Company Indemnitors’ indemnification obligations to ATMI Indemnified Parties pursuant to this Article 4 shall be limited to the amount of the Escrow Fund.
     (ii) Notwithstanding anything in this Agreement to the contrary, the Surviving Corporation’s indemnification obligations to Company Indemnified Parties shall be limited as follows: the Surviving Corporation shall only be liable for Damages pursuant to Section 4.2(b) if such aggregate amount of all such Damages exceeds $100,000, after which point the Surviving Corporation will be obligated to indemnify the Company Indemnified Parties from and including the first dollar; provided, however, that indemnification obligations resulting from the failure of ATMI or the Surviving Corporation to pay to the applicable appropriate Taxing Authority any amounts withheld pursuant to Section 1.18 shall not be subject to this limitation.
     (d) Claims for Indemnity. Whenever a claim for Damages shall arise for which an Indemnified Party shall be entitled to indemnification hereunder, such Indemnified Party shall notify the Indemnifying Party in writing within fifteen (15) days of the first receipt of notice of such claim, and in any event within such shorter period as may be necessary for the Indemnifying Party to take appropriate action to resist such claim. Such notice shall specify in reasonable detail all facts and circumstances known to the Indemnified Party regarding the claim and shall explain in reasonable detail the basis on which the Indemnified Party claims a right to indemnity, including citation to relevant sections of this Agreement, and, if estimable, shall estimate the amount of the liability arising therefrom. The failure to provide such notice shall not result in a waiver of any right to indemnification hereunder except to the extent the Indemnifying Party is prejudiced by such failure.
     (e) Defense of Third Party Claims. Upon receipt by the Indemnifying Party of a notice from the Indemnified Party with respect to any claim of a third party against the Indemnified Party, for which the Indemnified Party seeks indemnification hereunder, the Indemnifying Party shall have the right to assume the defense of such claim, and the Indemnified Party shall cooperate to the extent reasonably requested by the Indemnifying Party in defense or prosecution thereof and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party in connection therewith. If the Indemnifying Party shall elect to assume the defense of such claim, it shall provide written notice thereof to the Indemnified Party. In such event, the Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party has assumed the defense of any claim against the Indemnified Party, the Indemnifying Party shall have the right to settle any claim for which indemnification has been sought and is available hereunder; provided that, to the extent that such settlement requires the Indemnified Party to take, or prohibits the Indemnified Party from taking, any action or purports to obligate the Indemnified Party, then the Indemnifying Party shall not settle such claim without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed. If the Indemnifying Party does not assume the defense of a third party claim and disputes the Indemnified Party’s right to indemnification, the Indemnified Party shall have the right to assume control of the defense of such claim through counsel of its choice, the reasonable costs of which shall be at the Indemnifying Party’s expense in the event that the Indemnified Party’s right of indemnification is ultimately established through settlement, compromise or other legal proceeding. In no circumstance may the Indemnified Party compromise or settle a claim with a third party for which it seeks indemnification from the Indemnifying Party without first obtaining the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.
     4.3 Exclusive Remedy.
          From and after the Closing, except for (i) claims for fraud or intentional misrepresentation under applicable law, and (ii) claims arising from breaches of the Specified Representations, the indemnification provided in this Article 4 will constitute the exclusive remedy of ATMI Indemnified Parties or Company Indemnified Parties, as the case may be, and their respective assigns, from and against any and all Damages asserted against, resulting to, imposed upon or incurred or suffered by, any of them, directly or indirectly, as a result of, or based upon or arising from the breach of any representation or warranty or the non-fulfillment of any agreement or covenant in this Agreement. ATMI and the Company each hereby waive, to the fullest extent permitted under applicable Law, any and all rights, claims, and causes of action it may have against any other Party, or any of such other Party’s Affiliates, to the contrary.

ARTICLE 5
MISCELLANEOUS PROVISIONS
     5.1 Entire Agreement.
          This Agreement, together with the Exhibits and Disclosure Schedule hereto, and the Confidentiality Agreement, constitutes the entire agreement between the Parties with regard to the subject matter hereof, and supersedes all other prior agreements and understandings, written or oral, among the Parties or any of their respective Affiliates with respect to such subject matter, including without limitation (i) the Exclusive Due Diligence Letter dated September 17, 2007 between the Company and ATMI, as amended through the date hereof, and (ii) the Letter of Intent dated December 3, 2007 between ATMI and the Company, as amended through the date hereof, each of which are hereby terminated, null and void, and of no further effect.
     5.2 Governing Law.
          This Agreement shall be construed and interpreted according to the internal laws of the State of Delaware, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. The Parties hereby stipulate that any action or other legal proceeding arising under or in connection with this Agreement may be commenced and prosecuted in its entirety in the federal or state courts having jurisdiction over Fairfield County, Connecticut, each Party hereby submitting to the personal jurisdiction thereof, and the Parties agree not to raise the objection that such courts are not a convenient forum. Process and pleadings mailed to a Party at the address provided in Section 5.9 shall be deemed properly served and accepted for all purposes.
     5.3 Schedules.
          Information set forth in the Disclosure Schedule specifically refers to the article and section of this Agreement to which such information is responsive. The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections of this Agreement to the extent it is reasonably apparent from a reading of the matter disclosed that such disclosure is applicable to such other sections and subsections.
     5.4 Waiver and Amendment.
          This Agreement may be amended, supplemented, modified and/or rescinded only through an express written instrument signed by all Parties or their respective successors and permitted assigns. Any Party may specifically and expressly waive in writing any portion of this Agreement or any breach hereof, but only to the extent such provision is for the benefit of the waiving Party, and no such waiver shall constitute a further or continuing waiver of any preceding or succeeding breach of the same or any other provision. The consent by one Party to any act for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or similar acts in the future, and no forbearance by a Party to seek a remedy for noncompliance or breach by another Party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

     5.5 Assignment.
          Neither this Agreement nor any interest herein shall be assignable (voluntarily, involuntarily, by judicial process, operation of Law or otherwise), in whole or in part, by any Party without the prior written consent of the other Party, and any such attempted assignment shall be null and void.
     5.6 Successors and Assigns.
          Each of the terms, provisions and obligations of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their respective legal representatives, successors and permitted assigns.
     5.7 No Third Party Beneficiaries.
          Except as otherwise specifically set forth herein, nothing in this Agreement will be construed as giving any Person, other than the Parties to this Agreement and their successors and permitted assigns, any right, remedy or claim under, or in respect of, this Agreement or any provision hereof.
     5.8 Personal Liability.
          Except as explicitly provided for herein, this Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of (a) any direct or indirect stockholder of the Company, ATMI or ATMI Sub, or (b) any officer, director, employee, agent or representative of ATMI, ATMI Sub or the Company.
     5.9 Notices.
          All notices, requests, demands and other communications made under this Agreement shall be in writing, correctly addressed to the recipient as follows:
If to ATMI or ATMI Sub:
Advanced Technology Materials, Inc.
7 Commerce Drive
Danbury, Connecticut 06810
Attention: General Counsel
Facsimile: (203) 797-2544
with a copy to:
Foley & Lardner LLP
500 Woodward Avenue, Suite 2700
Detroit, Michigan 48226
Attention: Thomas E. Hartman
Facsimile: (313) 234-2800

If to the Company:
LevTech, Inc.
1509 Bull Lea Road, Suite 300
Lexington, Kentucky 40511
Attention: Philip W. Mantey, President
Facsimile: (859)263-1664
with a copy to:
Stites & Harbison, PLLC
400 West Market Street, Suite 1800
Louisville, Kentucky 40202
Attention: James C. Seiffert
Facsimile: (502) 779-8284
If to the Designated Stockholders:
MCG 2008, LLC
29807 Wolf Road
Bay Village, Ohio 44140
Attention: Philip M. Mantey
Facsimile: (440) 835-3305
with a copy to:
Stites & Harbison, PLLC
400 West Market Street, Suite 1800
Louisville, Kentucky 40202
Attention: James C. Seiffert
Facsimile: (502) 779-8284
          Notices, requests, demands and other communications made under this Agreement shall be deemed to have been duly given (i) upon delivery, if served personally on the Party to whom notice is to be given, (ii) on the date of receipt, refusal or non-delivery indicated on the receipt if mailed to the Party to whom notice is to be given by registered or certified, postage prepaid or by overnight courier or (iii) upon confirmation of transmission, if sent by facsimile. Any Party may give written notice of a change of address in accordance with the provisions of this Section 5.9 and after such notice of change has been received, any subsequent notice shall be given to such Party in the manner described at such new address.
     5.10 Severability.
          It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the Law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any term or provision of this Agreement, or the application thereof to any person or circumstance, is adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable in any jurisdiction: (a) a substitute and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable in such jurisdiction, the intent and purpose of the invalid, prohibited or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity, prohibition or unenforceability, nor shall such invalidity, prohibition or unenforceability of such provision affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
     5.11 Counterparts.
          This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement.
     5.12 No Presumption.
          This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.
     5.13 Facsimile Signatures.
          This Agreement and any other document or agreement executed in connection herewith (other than any document for which an originally executed signature page is required by Law) may be executed by delivery of a facsimile copy of an executed signature page with the same force and effect as the delivery of an originally executed signature page. In the event any Party delivers a facsimile copy of a signature page to this Agreement or any other document or agreement executed in connection herewith, such Party shall deliver an originally executed signature page within three business days of delivering such facsimile signature page or at any time thereafter upon request; provided, however, that the failure to deliver any such originally executed signature page shall not affect the validity of the signature page delivered by facsimile, which has and shall continue to have the same force and effect as the originally executed signature page.
     5.14 Fees and Expenses.
          The Company shall pay all costs and expenses incurred on behalf of itself in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of attorneys and accountants. ATMI shall pay all costs and expenses incurred on its (and ATMI Sub’s) behalf in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of attorneys and accountants.

ARTICLE 6
DEFINITIONS
     6.1 Definitions.
          The following capitalized terms used herein shall have the meanings indicated:
          “Agreement” means this Agreement and Plan of Merger.
          “Affiliate” means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning more than fifty percent (50%) of the voting securities of another entity shall be deemed to control that entity.
          “Aggregate Merger Consideration” means the aggregate Common Stock Merger Consideration, together with the aggregate Series A Preferred Stock Merger Consideration, of all Company Stockholders.
          “Aggregate Payable Merger Consideration” has the meaning set forth in Section 1.12.
          “Appraisal Shares” has the meaning set forth in Section 1.21.
          “ATMI” means Advanced Technology Materials, Inc., a Delaware corporation.
          “ATMI Indemnified Parties” has the meaning set forth in Section 4.2(a).
          “ATMI Sub” means ATMI Acquisition Corp., a Delaware corporation.
          “Audited Financial Statements” has the meaning set forth in Section 2.7(a).
          “Certificates” has the meaning set forth in Section 1.13.
          “Closing” has the meaning set forth in Section 1.2.
          “Code” has the meaning set forth in Section 1.18.
          “Common Stock Merger Consideration” has the meaning set forth in Section 1.8(a).
          “Company” means LevTech, Inc., a Delaware corporation.
          “Company Common Stock” means the Company’s common stock, $0.01 par value.
          “Company Indemnified Parties” has the meaning set forth in Section 4.2(b).

          “Company Indemnitors” has the meaning set forth in Section 4.2(a).
          “Company Insurance Policies” has the meaning set forth in Section 2.22.
          “Company Intellectual Property” has the meaning set forth in Section 2.11.
          “Company Plans” has the meaning set forth in Section 2.17(a).
          “Company Schedules” has the meaning set forth in Section 2.
          “Company Series A Preferred Stock” means the Company’s Series A Preferred Stock, $0.001 par value.
          “Company Stock” has the meaning set forth in Paragraph C of the Recitals of this Agreement.
          “Company Stock Options” has the meaning set forth in Section 1.9(b).
          “Company Stock Plan” means the LevTech, Inc. Stock Option and Stock Appreciation Rights Plan duly adopted by the Company’s Board of Directors on November 3, 2002.
          “Company Stockholders” has the meaning set forth in Paragraph C of the Recitals of this Agreement.
          “Company Warrants” has the meaning set forth in Section 1.9(a).
          “Contracts” has the meaning set forth in Section 2.20(a).
          “Damages” means any loss, liability, cost, damage or reasonable expense incurred as a result thereof, including, without limitation, reasonable attorneys’, accountants’ and experts’ fees, but shall not include any exemplary, punitive, incidental, special damages, or consequential damages that were not reasonably foreseeable or any claim for lost profits.
          “Designated Stockholders” means certain stockholders of the Company that are signatories to this Agreement as indicated on the signature page(s) hereto.
          “DGCL” has the meaning set forth in Paragraph A of the Recitals of this Agreement.
          “Easements” has the meaning set forth in Section 2.10(a).
          “Effective Time” has the meaning set forth in Section 1.3.
          “Employee” means any person employed by the Company immediately prior to the Closing.
          “Encumbrance” means any mortgage, lien, pledge, charge, security interest, easement, encumbrance, or restriction.

          “Environmental Authorizations” has the meaning set forth in Section 2.15(a)(ii).
          “Environmental Claims” means any and all actions, suits, causes of action, complaints, claims, liens, notices and orders arising under or related to any Environmental Law or any Environmental Authorization, or alleging any liability under Environmental Law arising from any Hazardous Materials.
          “Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act, and the Clean Air Act, each as amended, and all other federal, state and local laws and regulations (statutory or common) concerning pollution or protection of the natural environment or the health and safety of persons with regard to exposure to any environmental condition or harmful or dangerous substance.
          “ERISA” has the meaning set forth in Section 2.17(a).
          “Escrow Agreement” has the meaning set forth in Section 1.11.
          “Escrow Amount” has the meaning set forth in Section 1.11.
          “Escrow Fund” has the meaning set forth in Section 1.11.
          “Escrow Period” has the meaning set forth in Section 1.11.
          “Financial Statements” has the meaning set forth in Section 2.7(a).
          “GAAP” means generally accepted accounting principles as in effect in the United States.
          “Governmental Authority” means (i) any nation, state, county, city or other legal jurisdiction, (ii) any federal, state, local, municipal, foreign or other government, (iii) any governmental or quasi-governmental authority of any nature, or (iv) any body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
          “Governmental or Regulatory Authority” has the meaning set forth in Section 2.4(c).
          “Hazardous Materials” means any substance that forms the basis of liability, or that is subject to regulation, under any Environmental Laws.
          “Indemnified Party” means an ATMI Indemnified Party or a Company Indemnified Party, as the case may be.
          “Indemnifying Party” means a Party that is required to indemnify any Indemnified Party pursuant to Article 4.

          “Intellectual Property” means all of the following owned by or licensed to such Person in any jurisdiction throughout the world: (i) patents, patent applications, patent disclosures and inventions as well as any reissues, continuations, continuations-in-part, divisions, revisions, extensions or reexaminations thereof; (ii) computer software (including but not limited to source code, executable code, data, databases and documentation); (iii) any and all trademarks, service marks, trade dress, trade names, corporate names, logos and slogans and internet domain names (and all translations adaptations, derivations and combinations of the foregoing), together with all goodwill associated with each of the foregoing; (iv) copyrights and copyrightable works; (v) registrations and applications for registration for any of the foregoing; and (vi) any and all Trade Secrets, inventions, know-how, confidential or proprietary information and any and all other intellectual property rights.
          “Interim Financial Statements” has the meaning set forth in Section 2.7(a).
          “Knowledge” means, with respect to any particular Party, that such Party will be deemed to have knowledge of a particular fact or matter if (i) an officer of that Party is actually aware of such fact or matter, or (ii) a prudent officer of that Party could be expected to discover or otherwise become aware of such fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of the applicable representation or warranty contained in this Agreement.
          “Laws” means all laws of any country or any political subdivision thereof, including, without limitation, all federal, state and local statutes, regulations, ordinances, orders or decrees or any other laws, common law theories or reported decisions of any court thereof.
          “Leased Real Property” has the meaning set forth in Section 2.10(a).
          “Liability” means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.
          “Licenses” has the meaning set forth in Section 2.21(a).
          “Lien” means any mortgage, pledge, security interest, encumbrance, lien, license, equity, option, assessment, levy, easement, covenant, reservation, restriction, right-of-way, exception, limitation, claim or charge of any nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.
          “Material Adverse Effect” means (i) a material adverse effect on the business, prospects, financial condition or results of operations of the Party taken as a whole (excluding any such effect caused by general economic, regulatory, legal or political developments that are not specific to the Party), or (ii) a material adverse effect on the ability of the Party to execute and deliver and perform its obligations under this Agreement and the Related Agreements or to consummate the transactions contemplated by this Agreement and the Related Agreements.

          “Merger” has the meaning set forth in Paragraph A of the Recitals of this Agreement.
          “Organizational Documents” means a Party’s certificate or articles of incorporation and the bylaws, as amended.
          “Ordinary Course” shall mean an action taken by a Person only if that action (i) is consistent in nature, scope and magnitude with past practices of such Person and is taken as part of the normal day to day operations of such Person; (ii) does not require authorization by a board of directors or shareholders of such Person and does not require any other separate or special authorization of any nature, and (iii) is similar in scope, nature and magnitude of action customarily taken, without any separate or special authorization, as part of the normal day to day operations of other Persons that are in the same line of business of such Person.
          “Party” means individually, ATMI, ATMI Sub, the Company and the Designated Stockholders (collectively, the “Parties”).
          “Paying Agent” has the meaning set forth in Section 1.12.
          “Permitted Encumbrances” means (i) statutory liens for Taxes and other charges and assessments by any Governmental Authority that are not yet due and payable or are being contested in good faith, (ii) mechanics’, material men’s, and similar liens that can be satisfied by a payment of cash to the lienholders, (iii) rights reserved to any Governmental Authority to regulate the affected assets, including zoning laws and ordinances, (iv) as to real property interests, including leasehold interests, any easements, rights-of-way, servitudes, permits, restrictions, and minor imperfections or irregularities in title that do not, individually or in the aggregate, interfere with the ability to own, use, or operate such real property, (v) purchase money liens and liens securing rental payments under any capital lease arrangements, (vi) notice filings with respect to equipment leases or other leases of personal property, and (vii) any other Encumbrance that is immaterial with respect to the asset that it encumbers.
          “Permitted Liens” has the meaning set forth in Section 2.9.
          “Person” means any individual, any entity or any unincorporated organization, including a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, or a joint venture.
          “Property Leases” has the meaning set forth in Section 2.10(b).
          “Related Agreements” has the meaning set forth in Section 2.2.
          “Required Consents” has the meaning set forth in Section 2.4(d).
          “Series A Merger Consideration” has the meaning set forth in Section 1.8(c).
          “Specified Representations” has the meaning set forth in Section 4.1.
          “Surviving Corporation” has the meaning set forth in Section 1.1.

          “Tax(es)” means all taxes, charges, deficiencies, fees, levies, duties, imposts or other assessments or charges imposed by and required to be paid to any federal, state, local or foreign taxing authority or tax sharing agreement, including, without limitation, income, excise, property (whether real or tangible personal property), sales, use, transfer, gains, ad valorem, value added, stamp, payroll, windfall, profits, gross receipts, license, occupation, commercial activity, business, employment, payroll, withholding, social security, Medicare, workers’ compensation, unemployment compensation, documentation, registration, customs duties, tariffs, net worth, capital stock and franchise taxes, surtax, alternative or add-on minimum, or any related charge (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment) and any estimated payments or estimated taxes.
          “Tax Return” means any return, report, statement, declaration, schedule, form, election, certificate, information return or other similar document or statement (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax and all federal, state, local and foreign returns, reports and similar statements.
          “Taxing Authority” means any Governmental Authority charged with the responsibility for the assessment and collection of Taxes and the administration or enforcement of Tax law.
          “Trade Secret” shall mean information, including a formula, pattern, compilation, program, device, method, technique or process that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and that is the subject of efforts to maintain its secrecy that are reasonable under the circumstances.
          “Warrant and Option Payments” has the meaning set forth in Section 1.11.
     6.2 Interpretation.
          In this Agreement, unless otherwise specified or where the context otherwise requires:
     (a) language shall be construed simply according to its fair meaning and not strictly for or against any Party;
     (b) Table of Contents headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope or other affect of any term or provision of this Agreement;
     (c) words importing any gender shall include other genders;
     (d) words importing the singular only shall include the plural and vice versa;

     (e) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation;”
     (f) the words “hereby,” “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;
     (g) references to “Article,” “Section” or “Schedule” shall be to an Article, Section or Schedule of or to this Agreement;
     (h) references to any Person include the successors and permitted assigns of such Person;
     (i) any definition of or reference to any Law, agreement, instrument or other document herein will be construed as referring to such Law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified; and
     (j) any definition of or reference to any statute will be construed as referring also to any rules and regulations promulgated thereunder.
[Remainder of Document Left Intentionally Blank]

     IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the date first set forth above.

ATMI ACQUISITION CORP.		ADVANCED TECHNOLOGY MATERIALS, INC.

By:		By:
	Name:		Name:
	Title:		Title:

LEVTECH, INC.

By:

Name:
Title:
Signature Page to Agreement and Plan of Merger

DESIGNATED STOCKHOLDERS

Alexandre Terentiev

Jeffrey L. Craig

Philip M. Mantey

Signature Page to Agreement and Plan of Merger Cont.